Exhibit 1.2

Regulations of the Board of Directors, its Committees and the Executive Committee of Novartis AG

(Organisationsreglement)

Novartis AG

4002 Basel, Switzerland

© November 1, 2015, Novartis AG

	Table of Contents

	Regulations of the Board of Directors, its Committees and the Executive Committee of Novartis AG	2

Section 1	General Provisions	3

Section 2	Board of Directors	6

Section 3	Committees of the Board	9

Section 4	Chairman, Vice Chairmen and Chief Executive Officer	10

Section 5	Executive Committee	11

Section 6	Internal Audit	13

Section 7	Effectiveness, Amendments	13

Charter	The Compensation Committee of Novartis AG	14

Charter	The Audit and Compliance Committee of Novartis AG	19

Charter	The Governance, Nomination and Corporate Responsibilities Committee of Novartis AG	25

Charter	The Risk Committee of Novartis AG	29

Charter	The Research & Development Committee of Novartis AG	31

Appendix	Independence Criteria for the Board of Directors and its Committees	33

Regulations of the Board of Directors, its Committees and the Executive Committee of Novartis AG

Based on Article 26 of the articles of incorporation of Novartis AG (the “Articles of Incorporation”), the Board of Directors (the “Board”) promulgates the following regulations (the “Regulations”).

These Regulations govern the internal organization as well as the duties, powers and responsibilities of the following executive bodies and persons of Novartis AG (the “Company”):

•        Board

•        Committees of the Board

•        Chairman of the Board (the “Chairman”)

•        Vice Chairmen

•        Chief Executive Officer (the “CEO”)

•        Executive Committee (including its sub-committees) and

•        Internal Audit

All references to functions in these Regulations shall apply to both male and female persons.

Section 1	General Provisions

Duty of Care and Loyalty	Article 1 Each member of the Board, or the Executive Committee is under the duty to safeguard and further the interests of the Company and its shareholders.

Conflict of Interests

Article 2

No member of the Board, the Committees of the Board, or the Executive Committee shall participate in the deliberations and resolutions on matters which affect, or reasonably might affect, the interests of that member or of a person close to that member.

Confidentiality

Article 3

Each member of the Board, the Committees of the Board, or the Executive Committee shall at all times keep strictly confidential all information — except information which is already in the public domain — relating to the Company and its affiliated companies (the “Group”) which the member has learned during the exercise of his duties. This obligation and duty shall continue even after the term of office of the member has expired.

Business documents of the Company and the Group shall be returned by members of the Board, the Committees of the Board, or the Executive Committee at the latest on expiry of their term of office.

No Representation of Members

Article 4

A member of the Board, the Committees of the Board, or the Executive Committee who is not able to participate in a meeting of the executive body may not be represented by another member of the body or any other person.

Quorum, Majority Requirements

Article 5

Unless stated otherwise in these Regulations, the presence in person or by telephone or video conference of a majority of the members is required for any meeting of the Board, the Committees of the Board or the Executive Committee. If the chair person does not participate, the members shall nominate a chair person ad hoc who shall be the deputy chair person.

Resolutions of the Board, the Committees of the Board, or the Executive Committee require the affirmative majority of the votes cast.

In the event of a tie on any issue, (i) in a Committee of the Board, the full Board shall decide the issue, and (ii) in the Executive Committee, the CEO shall decide the issue.

No quorum is required for meetings at which the sole order of business is to deliberate and approve resolutions providing for the confirmation of capital increases or the amendment of the Articles of Incorporation in connection with an increase in the share capital.

The adoption of resolutions on items not on the agenda requires the affirmative vote of at least two thirds of the members of the Board, the Committees of the Board, or the Executive Committee present at a meeting.

Meetings and Resolutions

Article 6

Meetings of the Board, the Committees of the Board and the Executive Committee may be held in any location determined by the chairperson of the respective body.

Resolutions may be passed in writing (including by electronic communication or facsimile). A proposal for a circular resolution must be communicated to all members, giving a deadline for responding, and is only deemed to have passed if: (i) more than two-thirds of all members cast a vote or give written notice that they abstain; (ii) an absolute majority of all members casting a vote approve the proposed resolution; and (iii) no member requests a Board meeting in relation to the subject matter of the proposed resolution within one full business day of receiving notice of the proposal. A circular resolution is binding and must be recorded under a separate heading in the minutes of the following meeting.

Secretary, Minutes

Article 7

The Board, the Committees of the Board and the Executive Com- mittee shall each appoint a secretary, who need not be a member of the body.

The secretary of each body shall keep the minutes of meetings, which shall contain all resolutions adopted at the meeting.

Participation of Non-Members	Article 8 Persons who are not members of the Board, the Committees of the Board, or the Executive Committee may participate in meetings of such bodies if their expertise is required and if they have been invited by the chairperson of the body. Such persons shall not vote in any resolutions.

Application of General Provisions to other Management Committees	Article 9 Articles 1—8 shall apply analogously to all other management committees of the Company and their members.

Business and Legal Separateness

Article 10

The Company is a holding company which directly or indirectly owns a global group of subsidiaries that conduct business operations (the “Business”). To ensure proper functioning of the Business in the interests of the Company and its shareholders and to comply with various requirements imposed by relevant laws and regulatory authorities, the Board shall supervise and, where necessary and appropriate, coordinate the Business by providing overall guidance and support.

Each company in the Group (“Group Company”) shall be legally separate from all other Group Companies and shall manage its business independently. No Group Company shall operate the business of another Group Company nor shall any Group Company act as agent of any other Group Company.

Divisions

Article 11

The Business shall have operating divisions.

Each division shall be headed by a division head that shall be responsible for:

a)             The management of the division and its business units, if any.

b)             The implementation within the division and its business units, if any, of corporate policies and strategies approved by the Board, the Committees of the Board or the Executive Committee.

c)              Proposals for new strategies and policies and organizational changes for the attention of the Executive Committee.

d)             The proper reporting by the division and its business units, if any, to the Executive Committee, including the implementation under the supervision of the CEO and Chief Financial Officer of appropriate disclosure controls and procedures and internal controls.

Section 2	Board of Directors

Duties of the Board

Article 12

The Board is the ultimate executive body of the Company. It shall resolve all Business matters which are not reserved to the authority of the general meeting of shareholders or to other executive bodies of the Company by law, the Articles of Incorporation, or these Regulations.

In particular, the Board shall have the following duties:

a)        The ultimate direction of the Business, including, without limitation, the taking of resolutions and the giving of necessary instructions or overall guidance and support regarding the following matters:

•    The strategy upon recommendation of the Executive Committee

•    Entry into new areas of activity and withdrawal from existing areas of the Business; acquisitions and divestments of companies, participations in companies or businesses, or incorporations or liquidations of companies or businesses, if such matters are of fundamental significance to the Business

•    The opening and closing down of sites of fundamental signifi- cance to the Business

•    The initiation and settlement of legal proceedings of funda- mental significance to the Business

•    The setting of financial targets and financial means to reach such targets

•    The promulgation of corporate policies, in particular on financial matters, investments, personnel matters, leadership, compensation, compliance with laws, corporate citizenship, communication and safety and environmental protection and supervising management’s compliance therewith

•    The adoption from time to time of further regulations and instructions regarding the organization of the Business and the duties and responsibilities of the executive bodies

b)        The determination of the organization of the Company and the Group.

c)         The manner of governance of the Company, including the adoption from time to time of principles of corporate governance that are in the best interests of the Company and its shareholders.

d)        The structuring of the accounting system, financial controls and financial planning.

e)         The preparation of the annual report of the Company and of the Group, and of the compensation report.

f)          The appointment, removal, determination of duties and responsibilities, and succession plans of the following persons:

•    The members of the Committees of the Board

•    The CEO

•    The members of the Executive Committee and

•    Such other persons as the Board may determine, from time to time, as having significant impact on the Business

g)         The designation of those persons who shall have signatory power for the Company and the manner in which such persons may sign on behalf of the Company.

h)        The ultimate supervision of the persons entrusted with the management of the Business, specifically in view of their compliance with laws, the Articles of Incorporation, these Regulations and other applicable regulations, directives and instructions.

i)            The preparations for the General Meeting of Shareholders and carrying out the resolutions of the General Meeting, including the preparation of the proposals to the General Meeting related to the compensation of the Board of Directors and of the Executive Committee and to the Compensation Report, as per the Articles of Incorporation.

j)           Notification of the court if liabilities exceed assets.

k)        The adoption of resolutions concerning an increase of the share capital to the extent that such power is vested in the Board (Article 651 paragraph 4 of the Swiss Code of Obligations), as well as resolutions concerning confirmation of capital increases and related amendments to the Articles of Incorporation.

l)            The determination of (i) the compensation strategy and of the principles, policies, structure and design of compensation plans for the Executive Committee, (ii) the long-term incentive/equity plans, (iii) the compensation of the members of the Board and of the CEO, and of the terms of employment of the CEO, (iv) the group and divisional financial, strategic and operational targets and the evaluation of target achievement, and the approval of the Compensation Report.

m)    The determination of the maximum aggregate amount or maximum partial amounts of compensation, in the event the General Meeting of Shareholders has not approved a proposal of the Board of Directors, as per the Articles of Incorporation.

n)        The determination of (i) whether or not a Board member is independent, based on a proposal by the Governance, Nomi- nation and Corporate Responsibilities Committee, and (ii) whether or not the members of the Audit and Compliance Committee meet the financial literacy and expertise standards, both as stipulated by applicable law, regulation and listing requirements.

o)        The examination of the expert qualifications of specially qualified auditors.

p)        The approval of other business, if such business exceeds the authority delegated from time to time by the Board to the Committees of the Board or to the Executive Committee.

Delegation of Management

Article 13

Where not stipulated as a Board responsibility in law, the Articles of Incorporation or these Regulations, the Board delegates to the Executive Committee the management of the Business pursuant and subject to these Regulations.

Meetings, Agenda

Article 14

The Board shall meet at the invitation of the Chairman as often as may be required.

Invitations for meetings of the Board shall contain the agenda for the meeting and shall be issued at least five business days in advance, except for urgent matters.

Also, any member of the Board may request a meeting for a specific purpose or the inclusion of a certain item on the agenda. Such requests must be submitted to the Chairman in writing at least two days prior to the meeting.

The Chairman shall take the chair at the meetings of the Board.

The independent members of the Board shall meet regularly in separate sessions.

Article 15

Right to Request Information

The members of the Board have full and unrestricted access to management and employees of the Company and the affiliated companies in the execution of their duties. This includes the right to request information and inspection pursuant to Article 715a of the Swiss Code of Obligations.

Article 16

Authority to Retain Independent Advisors

The Board shall have the authority to retain independent advisors for any matters within the scope of its responsibilities.

The Board shall obtain appropriate funding, as determined by the Board, for payment of compensation to any outside advisors engaged by the Board.

Article 17

Authorized Signatories	The Board appoints those of its members who shall be authorized to sign documents on behalf of the Company.

Article 18

Resignation of Board members	A member of the Board shall inform the Chairman upon a material change of his or her business or professional affiliations or responsibilities and offer his resignation.

Article 19

Evaluation of Board performance	The Board conducts an annual evaluation of the performance of the Board and of the Chairman.

Section 3	Committees of the Board

Article 20

Committees of the Board	The Board shall form the following permanent Committees:
• Compensation Committee
• Audit and Compliance Committee
• Governance, Nomination and Corporate Responsibilities Committee
• Risk Committee and
• Research & Development Committee

The composition and duties of these Committees shall be as set forth in the applicable Committee charters in compliance with legal requirements. The Committee charters are attached to these Regulations and incorporated herein by reference.

Section 4	Chairman, Vice Chairman and CEO

Article 21

Chairman	In addition to other duties described in these Regulations and the Articles of Incorporation, the Chairman, elected by the General Meeting, has the following duties:

a) Provides leadership to the Board in its governance role, coordinating the tasks within the Board and, in particular, calls Board meetings and sets their agenda;

b) Coordinates, together with the Chairpersons of the Committees, the work of all Committees. He may attend the Committee meetings in consultation with the relevant Committee Chairperson;

c)              Establishes and keeps a close working relationship with the CEO, providing advice and support while respecting the fact that the day-to-day management responsibility is delegated to the Executive Committee led by the CEO;

d) Promotes effective relationships and communication between the Board and the CEO and the Executive Committee;

e) Takes the lead in crisis situations;

f)               Together with the CEO, ensures effective communication with shareholders, other stakeholders and the general public. The Chairman is the primary representative of the Board and, together with the CEO, represents Novartis to the media. Other Board members may only discuss Novartis matters with the media with the prior approval of the Chairman; and

g) Works closely with the CEO in evaluating members of the Executive Committee and in establishing succession plans for key management positions.

Article 22

Vice Chairmen	In case and as long as the Chairman is incapacitated, one of the vice chairmen shall be tasked by the Board to lead the Board.

If and as long as the Chairman is not independent, one of the vice chairmen shall be tasked by the Board with the following duties:

a) Chairs the sessions of the independent members of the Board; and

b)             Leads the independent members of the Board in case of a crisis or matter requiring their separate consideration or decision. Every independent Board member may request separate meetings of the independent members if the need arises.

Article 23

CEO	In addition to other duties that may be assigned by the Board, the CEO, supported by the Executive Committee, has the following duties;

a) Has overall responsibility for the management and performance of the business.

b) Leads the Executive Committee.

c) Builds and maintains an effective executive team and proposes adequate succession planning.

d) Appoints and promotes senior management subject to such standards as shall be adopted by the Board from time to time.

e) Represents Novartis, in coordination with the Chairman, with major customers, financial analysts, investors and the media.

Section 5	Executive Committee

Article 24

Members of Executive Committee	The Executive Committee is headed by the CEO. It shall consist of such members as may be appointed or removed by the Board from time to time.

Article 25

Duties of Executive Committee	The Executive Committee is responsible for the management of the Business and functions as a coordination committee independent of any legal entity of the Group.

In particular, and without limitation, the Executive Committee shall have the following duties:

a) Prepare corporate policies, strategies and strategic plans for the attention of and approval by the Board or its Committees.

b) Implement the strategies and policies agreed upon by the Board.

c) Regularly assess the achievement of the targets for the Business.

d) Submit the following to the Board or to one of its Committees for approval or advice in accordance with such regulations and standards as are promulgated by the Board from time to time:

• Appointments to and removals of associates with material impact on the Business

•    Capital investments, financial measures, and the acquisition or divestiture of companies, participations and businesses of fundamental significance in accordance with such regulations and standards as are promulgated by the Board from time to time

• Significant agreements with third parties and engagement in new business activities
• The revenue, financial, and investment budgets of the Business and its divisions, business units and supporting functions, including any addenda thereto

e) Implement the matters approved by the Board.

f)               Prepare and submit quarterly and annual reports for the attention of and approval by the Board or its Committees, and to keep the Board informed of all matters of fundamental significance to the Business.

g) Implement modifications to the organization of the Business to ensure efficient operation of the Business and achievement of optimized consolidated results.

h) Promote an active internal and external communications policy

i) Ensure that management capacity, financial and other resources are provided and used efficiently.

j) Promulgate guidelines, including guidelines for planning, controlling, reporting, finance, personnel, information and other technologies.

k) Deal with such other matters as are delegated by the Board to the Executive Committee from time to time.

Article 26

Sub-committees of the Executive Committee

The Executive Committee may delegate duties as stipulated in Article 25 above in writing to other executives and committees. The CEO shall ensure proper reporting to the Executive Committee or the Board as the case may be.

Section 6	Internal Audit

Article 27

Duties of Internal Audit	The Group’s internal audit shall:

a)             Carry out operational and system audits, assisting the organizational units in the accomplishment of objectives by providing an independent approach to the evaluation, improvement, and effectiveness of their risk management and internal control framework. All organizational units of the Group are subject to audit.

b) Prepare reports regarding the audits it has performed, and report to the Audit and Compliance Committee and to the CEO material irregularities, whether actual or suspected, without delay.

c) Perform such other functions and audits as assigned to it by the Board, the Audit and Compliance Committee or the CEO from time to time.

Section 7	Effectiveness, Amendments

Article 28

Effectiveness, Amendments	These Regulations shall come into effect on March 1, 2015. These Regulations may only be amended or replaced by the Board.

	Dr. Jörg Reinhardt	Dr. Charlotte Pamer-Wieser
	Chairman	Corporate Secretary

Charter	The Compensation Committee of Novartis AG

Mission Statement

The Compensation Committee (the “Compensation Committee”) assists the Board concerning, but not limited to, the compensation philosophy and strategy, the design of the compensation plans, the compensation of the members of the Board and of the Chief Executive Officer (“CEO”) and other members of the Executive Committee. It also prepares the Compensation Report and other relevant disclosures.

Pay for performance is one of the guiding principles of the compensation strategy of Novartis AG and its affiliates (the “Group”). The Group aims to reward those associates who achieve competitive business results and exemplify the Group Values and Behaviors. The compensation strategy strives to strengthen the performance-oriented culture and to reinforce entrepreneurial behavior resulting in contributions that motivated and dedicated associates make to sustain superior business results whilst holding executives accountable for behavior that displays innovation, quality, performance, collaboration, courage and integrity.

The Committee shall take into account the views and best practice principles of shareholders and other stakeholders along with the pay and employment conditions across the Group when setting and applying the compensation strategy.

Organization

The Compensation Committee shall consist of a minimum of three and a maximum of five members of the Board. The Board shall elect a Chairman of the Compensation Committee. The members of the Compensation Committee shall be elected individually by the General Meeting of Shareholders for a term of office until completion of the next Ordinary General Meeting of Shareholders. Members of the Compensation Committee whose term of office has expired shall be immediately eligible for re-election. If there are vacancies on the Compensation Committee, the Board shall appoint substitutes from amongst its members for the remaining term of office.

The members of the Compensation Committee shall be independent in accordance with the independence criteria set forth in the Appendix.

The Compensation Committee will meet no less than four times a year. Special meetings may be convened as required.

The Compensation Committee shall report regularly to the Board on its decisions, determinations, approvals, findings and other matters the Compensation Committee deems appropriate or the Board requests.

The Compensation Committee may invite to its meetings other Board members, members of the management and such other persons the Compensation Committee deems appropriate in order to carry out its responsibilities. No executive may be present during the decision on his or her own pay.

The Compensation Committee shall have the authority to retain an independent compensation consultant and to approve the consultant’s fees and other retention terms. The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

The Compensation Committee shall obtain appropriate funding, as determined by the Compensation Committee, to support the Committee’s activities, including for payment of the independent compensation consultant and advisors.

Roles and Responsibilities

The Compensation Committee shall have the following responsibilities:

1. Develop a compensation strategy in line with the principles described in the Articles of Incorporation and submit to the Board for approval.

2. Develop the principles and design of compensation plans, long-term incentive/equity plans, pension arrangements and benefits for the Executive Committee and submit to the Board for approval.

3. Support the Board of Directors in preparing the proposals to the General Meeting of Shareholders regarding the compensation of the members of the Board of Directors and the Executive Committee.

4. Prepare the Compensation Report and submit to the Board for approval.

5. Propose to the Board the contractual terms (if any) and compensation of the members of the Board (incl. the Chairman of the Board) and the CEO.

6. Determine, after consulting with the CEO, the terms of employment, promotion or termination of the other members of the Executive Committee (except for the CEO).

7. Develop the terms of, and administer, the Group’s long-term incentive/equity compensation plans, including the weightings,

payout curves and caps for the chosen performance measures.

8.            Together with the Risk Committee, assess whether the Group’s incentives for associates below Executive Committee level are appropriately aligned to business performance and do not encourage excessive risk taking.

9.            Determine the critical performance measures (financial, strategic and operational) that inform how well the Group and its divisions are performing in relation to the business strategy for incorporation into the incentive plans.

10.            At the start of each performance period, review, after Board approval, the Group and divisional financial, strategic, operational and individual targets for Executive Committee members and direct reports to the Chairman of the Board. Incorporate these targets into the short-term and long-term incentive/equity compensation plans.

11. Periodically review and propose to the Board for approval a peer group(s) of companies for executive compensation comparisons.

12.            At the start of each performance period, approve the target total direct compensation levels and the mix of compensation (fixed/variable, short/long-term, individual/Group/Division, and cash/equity) for Executive Committee members and direct reports to the Chairman of the Board taking into consideration pay and conditions for the wider population of Group associates.

13.            At the end of each performance period, taking into consideration the Board’s evaluation of Group and divisional performance against targets established at the beginning of the performance cycle, approve performance results under the incentive plans, evaluate individual performance, approve the amount of compensation earned by Executive Committee members and recommend the amount of compensation earned by the CEO to the Board for approval taking into account the overall performance of the business and, if appropriate, making adjustments to the formulaic outcome of any incentive plans, within the plan Rules.

14. Consider and decide whether there is a need for malus and/or clawback provisions to be exercised and, if so, the extent and form of the malus and/or clawback.

15.            Incorporate the recommendations of the Board’s Research and Development Committee for the establishment of innovation targets under incentive compensation plans at the start of each performance cycle and measurement of achievement thereof at the end.

16. Periodically assess the effectiveness of the executive short- term and long-term incentive plans in relation to the Group’s strategic objectives, values and pay-for-performance principles.

17.            Work together with other Board Committees, including the Risk, Research and Development and Audit Committees to ensure that executive compensation is correctly aligned to performance and is not structured in a way that could lead to inappropriate risk taking.

18.            Annually assess the level of Board compensation against the peer group and other relevant companies and submit to the Board its recommendations for the compensation of Board members and the compensation and terms of employment of the Chairman of the Board.

19. Establish executive and director stock ownership guidelines and stock trading policies, and monitor compliance with such policies.

20.            Inform the Board about policies, programs and key decisions as well as statistical comparisons and benchmarking of compensation levels against key competitors and regularly report to the Board on the decisions and deliberations of the Compensation Committee.

21.            In collaboration with the Chairman of the Board, oversee communications and engagement on executive compensation matters with shareholders and their advisors, including shareholder voting on Board and Executive Committee compensation, and assess the voting results on executive compensation matters of the most recent General Meeting of Shareholders.

22.            Annually assess the engagement and performance of compensation consultants or other outside advisors engaged by the Compensation Committee and their independence in relation to any potential conflicts of interest.

23. Keep abreast of regulatory and corporate governance best practice requirements regarding Board, Executive Committee and other senior executive compensation.

24. Keep abreast of market trends and external factors that may influence pay in terms of design, structure, quantum, disclosure etc.

25. Establish an annual calendar of activities for the upcoming year, including special projects to be undertaken by the Compensation Committee.

26. Review and reassess the adequacy of this charter annually and submit proposed changes to the Board for approval.

27. Conduct an annual self-evaluation of the Compensation Committee’s performance.

28. Assume other responsibilities assigned to it by law, the Articles of Incorporation and by the Board.

Effective: January 1, 2019

Charter

The Audit and Compliance Committee of Novartis AG

Mission Statement

The Audit and Compliance Committee (the “ACC”) will assist the Board of Directors of Novartis AG (the “Board”) in monitoring (1) the integrity of the financial statements of Novartis AG (the “Company”) and its affiliated companies (the “Group”), (2) the external auditor’s qualifications and independence, (3) the performance of the Group’s internal audit function and external auditors, and (4) the compliance by the Group with legal and regulatory requirements.

Organization

The ACC shall consist of a minimum of three members of the Board. The Board will designate one member of the ACC as its chairperson.

The members of the ACC shall be independent in accordance with the independence criteria set forth in the Appendix.

Each member of the ACC must be financially literate, as such qualification is interpreted by the Board in its business judgment. At least one member shall be an “audit committee financial expert.” Such member has (1) an understanding of generally accepted accounting principles and financial statements, (2) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (3) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Group’s financial statements, or experience actively supervising one or more persons engaged in such activities, (4) an understanding of internal control over financial reporting, and (5) an understanding of audit committee functions.

The ACC shall meet no less than four times a year. The ACC shall meet periodically in separate executive sessions with management, the internal auditors and, but not less frequently than quarterly, the external auditor, and have such other direct and independent interaction with such persons from time to time as the members of the ACC deem appropriate.

The ACC may invite to its meetings Company management, internal auditors, external auditors, and such other persons as the

ACC deems appropriate in order to carry out its responsibilities. The ACC shall exclude from its meetings anyone with a personal interest in the matters to be discussed.

The ACC shall regularly report to the Board on decisions and deliberations of the ACC.

The Chairman of the ACC shall coordinate the work of his com- mittee with the Chairman of the Risk Committee to the extent ap- propriate, in particular to ensure that there are as few as possible overlaps between the work of the two committees, and that the Risk Committee also deals with the risks related to the mission of the ACC as set out above. The ACC shall have the authority to retain independent counsel and other advisors, and to conduct or authorize investigations into any matters within the scope of its responsibilities.

The Company shall provide for appropriate funding, as determined by the ACC, for payment of compensation to the external auditors and any outside advisors engaged by the ACC.

Responsibilities

The ACC has the following roles and responsibilities:

Regarding External Auditors

1.            Evaluate the qualifications, performance and independence of the external auditors, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors.

2.            Ensure rotation of the audit partners of the external auditors at least every five years. Consider whether, in order to ensure continuing auditor independence, it is appropriate to adopt a policy of rotating the external auditing firm on a regular basis. Set policies for the Company’s hiring of employees or former employees of the external auditors.

3.            On behalf of the Board, which has fully delegated this task to the ACC, (1) select and nominate the external auditors for election by the meeting of the shareholders (pursuant to mandatory Swiss company law), and (2) be directly responsible for the supervision and compensation of the external auditors (including the resolution of any disagreement between management and the external auditors regarding financial reporting). The external auditors shall report directly to the ACC.

4.            On behalf of the Board, which has fully delegated this task to the ACC, pre-approve all auditing services, internal control-related services and non-audit services permitted under applicable statutory law, regulations and listing requirements to be performed for the Group by its external auditor.

The ACC shall establish and maintain the necessary approval procedures.

5.            Obtain and review a report from the external auditors at least annually regarding (1) the external auditors’ internal quality- control procedures, (2) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (3) any steps taken to deal with any such issues, and (4) all relationships between the external auditors and the Group.

6.            Discuss with the external auditors the results of their audits, any unusual items or disclosures contained in the audits and the matters required by the US Statement on Auditing Standards No. 61, as revised, including the following:

•    The initial selection of and changes in significant accounting policies

•    The methods used to account for significant or unusual transactions and the effects of significant accounting policies in controversial or emerging areas

•    The process utilized by management to formulate significant accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of these estimates

•    Audit findings and recommendations, including audit adjustments that either individually or in the aggregate have a significant effect on the audit

•    The auditors’ responsibility for other information presented with the audit results, such as a management report on financial status

•    Any disagreements with management, whether or not satis- factorily resolved, concerning matters that individually or in the aggregate may be significant to the Company’s or the Group’s financial status or the auditors’ report

•    Significant matters that were the subject of consultations with other accountants

•    Significant issues discussed with management with regard to the initial or recurring retention of the auditor and

•    Any serious difficulties encountered in dealing with manage- ment during the performance of the audit

Regarding Internal Auditors

7.            Review periodically, together with the CEO, the adequacy of the organizational structure, budget and appointment and replacement of the senior internal auditing executives.

8.            Review the significant reports to management prepared by the internal audit department and management’s responses.

9.            Discuss with the external auditor and management the internal audit department’s responsibilities, staffing and any recommended changes in the planned scope of the internal audit.

Regarding Financial Reporting

10.            Review and discuss with management and the external auditors the Company’s and Group’s quarterly and annual financial statements (including the sections on Operating and Financial Review and Prospects) to consider significant financial reporting issues and judgments made in connection with the preparation of the Company’s and Group’s financial statements, including any significant changes in the Company’s or Group’s selection or application of accounting principles.

11.            On behalf of the Board, which has fully delegated this task to the ACC, review and approve the Company’s and Group’s quarterly financial statements for the first three quarters of each calendar year and the corresponding financial results releases. The Board remains responsible for the approval of the annual financial statements of the Company and the Group and of the corresponding financial results releases.

Regarding Compliance with Laws

12.            Review major issues regarding the status of the Company’s compliance with laws and regulations, as well as major legislative and regulatory developments that may have significant impact on the Company.

13.            Review the processes and procedures for management’s monitoring of compliance with local laws. To this end, the ACC will obtain and review reports submitted at least annually by those persons the ACC has designated as responsible for compliance with laws.

Regarding Compliance with Policies

14.            Review compliance by management of the Company with those Company policies designated by the Board from time to time, including policies on ethical business standards.

To this end, the ACC will obtain and review reports submitted at least annually by each of those persons the ACC has designated as responsible for implementation of and compliance with such policies and give guidance and direction on how the policies are to be administered.

Other

15.            Review the financial literacy of each ACC member to determine whether he or she meets the applicable legal standards and propose to the Board the appropriate determination and its disclosure.

16.            Establish procedures for (a) the receipt, retention and treatment of complaints received by the Group regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of the Group of concerns regarding questionable accounting or auditing matters.

17.            Review disclosures made by the CEO and chief financial officer regarding compliance with their certification obligations, including the Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

18.            Review such other matters in relation to the Group’s accounting, auditing, financial reporting and compliance with law and policies as the ACC may, in its own discretion, deem desirable in connection with the review functions described above.

19.            Annually review and reassess the adequacy of this charter and submit proposed changes to the Board for approval.

20.            Conduct an annual self-evaluation of the ACC’s performance.

Limitation of ACC’s Role

While the ACC has the responsibilities and powers set forth in this charter, it is not the duty of the ACC to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the external auditor.

Effective: January 1, 2014

Charter

The Governance, Nomination and Corporate Responsibilities Committee of Novartis AG

Mission Statement

The Governance, Nomination and Corporate Responsibilities Committee (“GNCRC”) will assist the Board of Directors of Novartis (the “Board”) of Novartis AG (the “Company”) in fulfilling its responsibilities with respect to (i) the governance of the Company, (ii) the identification of individuals who are qualified to become (or be re-elected as) Board members and (iii) the public responsibilities of the Company.

Organization

The GNCRC shall consist of a minimum of three members of the Board. These members shall be independent in accordance with the independence criteria set forth in the Appendix.

The Board will designate one member of the GNCRC as its chairperson.

The GNCRC will meet no less than two times a year. Special meetings may be convened as required.

The GNCRC shall regularly report to the Board on decisions and deliberations of the GNCRC.

The GNCRC may invite to its meetings other Board members, Company management and such other persons as the GNCRC deems appropriate in order to carry out its responsibilities. The GNCRC shall exclude from its meetings anyone with a personal interest in the matters to be discussed.

The GNCRC shall have sole authority to retain and terminate any search firm to be used to identify candidates for election to the Board, and shall have sole authority to approve the search firm’s fees and other retention terms. The GNCRC shall also have authority to obtain advice and assistance from internal and external legal, accounting or other advisors.

Roles and Responsibilities

The GNCRC has the following roles and responsibilities:

In General

1.            Review periodically the articles of incorporation of the Company (the “Articles of Incorporation”) and the Regulations of the Board of Directors, its Committees and the Executive Committee

(the “Regulations”) and recommend to the Board changes thereto in respect of good corporate governance and fostering shareholders’ rights.

2.            Consult with the chairman of the Board (the “Chairman”) in carrying out the duties of the GNCRC.

3.            Recommend such other actions not set out below regarding the governance of the Company that are in the best interests of the Company and its shareholders, as the GNCRC shall deem appropriate.

Board Composition

4.            Review the composition and size of the Board in order to ensure the Board has the proper expertise and consists of persons with sufficiently diverse backgrounds.

5.            Determine the criteria for selection of the Chairman, Board members and Board Committee members. The GNCRC considers factors such as (i) personality, skills and knowledge, (ii) diversity of viewpoints, professional backgrounds and expertise, (iii) business and other experience relevant to the business of the Company, (iv) the ability and willingness to commit adequate time and effort to Board and Committee responsibilities, (v) the extent to which personality, background, expertise, knowledge and experience will interact with other Board members to build an effective and complementary Board, and (vi) whether existing board memberships or other positions held by a candidate could lead to a conflict of interest.

6.            With the participation of the Chairman, actively seek, interview and screen individuals qualified to become Board members for recommendation to the Board.

7.            Assess and recommend to the Board as to whether members of the Board should stand for re-election. For its assessment, the GNCRC considers, among other things, age limit and ability and willingness to commit adequate time to the Board and Committee matters.

8.            In case a Board member tenders his resignation in accordance with article 18 of the Board Regulations, review the appropriateness of continued service on the Board of such member.

9.            Prepare and annually review succession plans for the CEO in case of resignation, retirement, or death.

10.            With the Chairman and the corporate secretary, develop and periodically review an orientation program for new Board members and an ongoing education program for existing Board members.

Board Committees

11.            With the Chairman, periodically review the Regulations and the charters of the Board Committees and make recommendations to the Board for the creation of additional Board Committees or a change in mandate or dissolution of Board Committees.

12.            With the Chairman, periodically review the composition of the Board Committees. When doing so, the GNCRC takes into account whether a member of a Board Committee is suitable for the tasks of his respective Board Committee.

13.            With the Chairman, periodically review the chairmanships of the respective Board Committee.

14.            Ensure that each Committee conducts the required number of meetings and makes sufficient reports to the Board on its activities and findings.

Conflicts, Other Directorships and Board member independence

15.            Review directorships and consulting agreements of Board members for conflicts of interest.

16.            Instruct a Board member having an actual or potential conflict of interest on how to conduct himself/herself in matters before the Board which may pertain to such a conflict. The Chairman reviews actual and potential conflicts of interest a Board member may have and proposes to the Board how the conflict should be handled. The secretary to the Board reports to the GNCRC regularly on such decisions taken by the Board.

17.            Annually submit to the Board a proposal concerning the determination of the independent status of the Board members and the corresponding disclosure.

Corporate responsibilities of the Company

18.            Oversee the Company’s strategy and governance on corporate responsibility.

19.            Oversee key issues related to corporate responsibility that may affect the Company’s business and reputation.

20.            Oversee the Company’s participation in the UN Global Compact.

21.            Review and discuss emerging trends with regard to corporate responsibility.

22.            Advise the Board and provide counsel to the management on corporate responsibility.

Evaluation of Performance

23.            Conduct an annual self-evaluation of the GNCRC’s performance.

Effective: January 1, 2014

Charter

The Risk Committee of Novartis AG

Mission Statement

The Risk Committee (“RC”) will assist the Board of Directors of Novartis AG (the “Board”) in ensuring that risks are properly assessed and professionally managed by (1) overseeing the Novartis risk management system and processes, (2) reviewing the Novartis risk portfolio and related actions implemented by management.

Organization

The RC shall consist of a minimum of three members of the “Board”. The Board will designate one member of the RC as the chairperson of the RC.

The RC shall meet no less than four times a year and have direct and independent interaction with such persons from time to time as the members of the RC deem appropriate.

The RC may invite to its meetings members of the management (including the Chief Financial Officer, the Group General Counsel, the Head of the Group Risk Office, and the Head of Internal Audit), external auditors and such other persons as the RC deems appropriate in order to carry out its responsibilities. The RC shall exclude from its meetings anyone with a personal interest in the matters to be discussed.

The RC shall regularly report to the Board on decisions and deliberations of the RC.

The Chairman of the RC shall coordinate the work of his Committee with the Chairman of the Audit and Compliance Committee to the extent appropriate, in particular, to ensure that there are as few as possible overlaps between the work of the two Committees.

The RC shall have the authority to retain independent advisors for any matters within the scope of its responsibilities. The RC shall obtain appropriate funding, as determined by the RC, for payment of compensation to any outside advisors engaged by the RC.

Responsibilities

The RC has the following role and responsibilities:

1.         Ensure that Novartis has implemented an appropriate and effective risk management system and process.

2.         Ensure that all necessary steps are taken to foster a culture of risk-adjusted decision-making without constraining reasonable risk taking and innovation.

3.         Approve guidelines and review policies and processes.

4.         Review with management, internal auditors and external auditors, the identification, prioritization and management of the risks, the accountabilities and roles of the functions involved with risk management, the risk portfolio and the related actions implemented by management.

5.         Inform the ECN and the Board on a periodic basis on the risk management system and on the most significant risks and how these are managed.

6.         Review such other matters in relation to Novartis’ risk management as the RC may, in its own discretion, deem desirable in connection with its responsibilities described above.

7.         Keep itself up to date on risk management best practices. The Head of the Group Risk Office is expected to update the RC at least once a year on developments in this area.

8.         Annually review and reassess the adequacy of this charter and submit proposed changes to the Board for approval.

9.         Conduct an annual self-evaluation of the RC’s performance.

Limitation of RC’s Role

While the RC has the responsibilities and powers set forth in this charter, the design of the risk management system and the risk management process (including the identification, prioritization and management of the risks) is the responsibility of the management.

Effective: January 1, 2014

Charter

The Research & Development Committee of Novartis AG

Mission Statement

The Research & Development Committee (“R&DC”) (i) oversees the research and development strategy, (ii) evaluates and challenges the effectiveness and competitiveness of the research and development function, (iii) reviews and discusses emerging scientific trends and activities critical to the success of research and development and (iv) reviews the pipeline.

Organization

The R&DC shall consist of a minimum of three members of the Board of Directors of Novartis AG (the “Board”). The Board will designate one member of the R&DC as the chairperson.

The R&DC shall meet no less than two times a year and have direct and independent interaction with such persons from time to time as the members of the R&DC deem appropriate.

The R&DC may invite to its meetings members of the management and such other persons as the R&DC deems appropriate in order to carry out its responsibilities. The R&DC shall exclude from its meetings anyone with a personal interest in the matters to be discussed.

The R&DC shall regularly report to the Board on the activities of the R&DC.

The R&DC shall have the authority to retain independent advisors for any matters within the scope of its responsibilities. The R&DC shall obtain appropriate funding, as determined by the R&DC for payment of compensation to any outside advisors engaged by the R&DC.

Responsibilities

The R&DC has the following role and responsibilities:

1.         Monitor research and development and bring recommendations to the Board.

2.         Assist the Board in the oversight, evaluation and decision making related to research and development.

3.         Inform the Board on a periodic basis on the research and development strategy, the effectiveness and competitiveness of the research and development function, on emerging scientific trends and activities, critical to success of research and development and on the pipeline.

4.         Advise the Board on scientific, technological and research and development matters.

5.         Provide counsel and know how to management in the area of research and development.

6.         Review such other matters in relation to Novartis’ research and development as the R&DC may, in its own discretion, deem desirable in connection with its responsibilities described above.

7.         Annually review and reassess the adequacy of this charter and submit proposed changes to the Board for approval.

8.         Conduct an annual self-evaluation of the R&DC’s performance.

Effective: January 1, 2014

Appendix

Independence Criteria for the Board of Directors and its Committees

Independence of the members of the Board of Directors

The Governance, Nomination and Corporate Responsibilities Committee (“GNCRC”) annually submits to the full Board of Directors of Novartis AG (the “Board”) a proposal concerning the determination of the independent status of the Board members (“Director”). For purposes of such assessment, the GNCRC considers all relevant facts and circumstances of which it is aware. The majority of Directors and any member of the Audit and Compliance Committee (“ACC Director”) shall meet the independence criteria set forth below.

In order to be considered independent, a Director shall not have any material relationship with Novartis AG and any of its subsidiaries (“Novartis”) other than his/her service as a director.

I.                Material Relationships

1.              A Director will not be considered independent if

•                  The Director or his/her immediate family member (“Family Member”)(1) owns more than 10% of the stock of Novartis AG

•                  The Director has received direct compensation (other than for former service as an interim Chairman or CEO or other executive officer) of more than USD 120 000 p.a. (other than dividends or Board/Board Committee fees and retirement or deferred pay for prior service, provided such compensation is not contingent in any way on continued service) from Novartis within the last three years

•                  A Family Member has received direct compensation of more than USD 120 000 p.a. (other than compensation received for service as an employee other than an executive officer) from Novartis within the last three years

•                  The Director is, or has been within the last three years, an employee of Novartis

•                  A Family Member is, or has been within the last three years, an executive officer of Novartis

•                  The Director is a current partner or employee of the auditor of Novartis (“Auditor”)

(1)         Family Member includes a person’s spouse, parents, children, stepchildren, siblings, mother-, father-, brothers-, sisters-, sons- and daughters-in-law and anyone (other than domestic employees) who shares such person’s home.

•                  A Family Member is a partner of the Auditor or is an employee of the Auditor and works on Novartis’ audit

•                  The Director or a Family Member is a former partner or employee of the Auditor who personally worked on Novartis’ audit during the last three years

•                  The Director or a Family Member is, or has been within the last three years, employed as an executive officer of an enterprise while any of Novartis’ present executive officers serves or has served on that enterprise’s compensation committee

•                  An enterprise has made payments to or received payments from Novartis for goods, property or services in an amount that exceeds, in any of the last three fiscal years, the greater of USD 1 million or 2% of the enterprise’s consolidated gross revenues, and

•                  The Director is a board member or employee of that enterprise or holds more than 10% of the shares in that enterprise or

•                  A Family Member is a board member or executive officer or holds more than 10% of the shares in that enterprise

2.              In addition to the independence criteria set above, an ACC Director shall not be considered independent if

•                  The ACC Director or his/her spouse, minor child, minor stepchild, or child or stepchild sharing the ACC Directors’ home, accepts any salary or consulting, advisory or other compensatory fee (other than Board/Board Committee compensation) from Novartis

•                  The ACC Director is a partner, a member, an officer such as a managing director, executive officer or occupies a similar position in an enterprise that provides advisory services such as accounting, legal, investment banking or financial advisory services to Novartis

If an ACC Director simultaneously serves on the audit committees of more than two public companies other than Novartis, then the GNCRC must determine that such simultaneous service would not impair the ability of such Director to effectively serve on the ACC.

II. Immaterial Relationships

Unless the GNCRC concludes in its assessment to the contrary, a relationship is presumed not to impair the independence of a Director if

•                  The Director or a Family Member received from Novartis, during the last fiscal year, personal benefits (other than the coverage of travel expenses incurred by a Family Member in connection with meetings of the Board of Directors) having an aggregate value of less than USD 5 000

•                  A Family Member is an employee but not an executive officer of Novartis, unless the Family Member is an ACC Director’s spouse, minor child, minor stepchild or child or stepchild sharing the ACC Director’s home

•                  The Director or a Family Member holds less than 10% interest in any legal entity that has a relationship with Novartis

•                  The Director or a Family Member is a board member of a legal entity and that legal entity has made payments to or received payments from Novartis for goods, property or services in an amount that did not exceed, in any of the last three fiscal years, the greater of USD 1 million or 2% of the legal entity’s consolidated gross revenues

•                  The Director or a Family Member is a board member or executive officer of a non-profit organization and Novartis’ contributions to such organization did not exceed, in any of the last three fiscal years, the greater of USD 1 million or 2% of the organization’s consolidated gross revenues

•                  A legal entity in which the Director or a Family Member is director, executive officer or employee has been indebted to Novartis in connection with a transaction in the ordinary course of business or in an amount that did not exceed USD 100 000 during the last fiscal year

•                  The Director or a Family Member serves on the board of another enterprise at which an executive officer or another board member of Novartis also serves as board member

The enumeration of relationships mentioned in this Section II is merely exemplary. The fact that a particular relationship is not listed does not mean that the relationship affects the independence of a Director.

Effective: March 1, 2015